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                                                                   EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements pertaining to the Alexander Energy Corporation Post-Merger Stock Option Plan, 1993 Restricted Stock Award Plan (Form S-8 No. 33-59489), the 1993 Stock Option Plan (Form S-8 No. 33-63978) and the 1986 Incentive Stock Option Plan (Form S-8 No. 33-20425) of our report dated February 22, 1994, on our audit of the consolidated financial statements of American Natural Energy Corporation and Subsidiaries for the year ended December 31, 1993, which report is included in the Annual Report on Form 10-K, of Alexander Energy Corporation, for the year ended December 31, 1995.





                                        COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma
May 9, 1996